TRM Announces Selection of New Board of Directors

     PORTLAND, Ore., July 8 /PRNewswire/ -- TRM Copy Centers Corporation (Nasdaq: TRMM) announced today the election of six new members to its Board of Directors. In addition, the Board of Directors was expanded from seven members to nine. The slate of new Directors was elected on June 24, 1998 in a meeting of shareholders.

     TRM's new Board of Directors includes continuing directors Frederick O. Paulsell, Michael D. Simon and Frederic P. Stockton. Mr. Edward E. Cohen was elected Chairman and Mr. Paulsell was elected Vice-Chairman. Mr. Stockton retains his position as President and Chief Executive Officer. The new Directors took office immediately following the completion of the Company's transaction with ReadyCash Investment Partners, L.P., which was previously announced.

     "We are very pleased to have attracted business executives with electronic banking, international business, finance and e-commerce expertise to our Board," stated Fred Stockton. "We believe the convergence of e-commerce and electronic banking can provide a foundation for convenience ATM's to respond to consumer demand for a whole host of financial services. Our number one focus at this time is the successful launching of our ATM Division to provide convenience access to cash. However, we believe that rapid changes in technology are shifting consumer behavior patterns to expect total convenience in all of their activities. Our new Board of Directors has the expertise and diversity needed to guide TRM in this changing environment." Biographies of the new members of TRM's Board of Directors follows:

     Daniel G. Cohen ha been President and Chief Operating Officer of Resource America, Inc., a specialty finance company, since May 1998, and a Director since July 1997. Prior thereto and since 1995, Mr. Cohen has been an Executive Vice President and a Director of ReadyCash GP, Inc. Mr. Cohen is also Chairman, Chief Executive Officer and director of Fidelity Mortgage Funding, Inc., the residential mortgage loan origination subsidiary of Resource America, and a director of Jefferson Bank, of Philadelphia, Pennsylvania. Prior to joining Resource America, Inc., Mr. Cohen was principally engaged in graduate studies at the University of Pennsylvania. Mr. Cohen is the son of Edward E. Cohen. Mr. Daniel G. Cohen's term will expire in 1999.

     Edward E. Cohen has been the Chairman of the Board of Directors of Resource America, Inc., since 1990, its Chief Executive and a director since 1988, and its President from July 1995 to May 1998. He is Chairman of the Board of Directors and a director of Brandywine Construction & Management, Inc., a real estate construction and management company. Since 1981, Mr. Cohen has been Chairman of the Executive Committee and a director of JeffBanks, Inc., a bank holding company. From 1969 through 1989, Mr. Cohen was Chairman of the Board or Chairman of the Executive Committee of State National Bank of Maryland (now first Union Bank of Maryland). Mr. Cohen is the father of Daniel G. Cohen. Mr. Edward E. Cohen's term will expire in 2000.
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     Joseph B. Denton has been a principal with EDS/A.T. Kearney, an international financial services consulting firm, where he has consulted with banks internationally since 1994. From 1987 to 1994, Mr. Denton was a self-employed management consultant in Dallas, Texas. From 1984 to 1987, Mr. Denton was a partner with the accounting firm of Deloitte, Haskins and Sells where he was responsible for financial institutions consulting. Mr. Denton has held executive and senior officer positions in regional banks and served at the board and policy making levels. Mr. Denton is also a former member of the Board of Directors of Bankwire, a consortium of banks that ran an administrative wire service between the members. Mr. Denton served as Vice President and Chairman of the North Texas Regional Clearinghouse Operations Committee from 1976 to 1978, and as Vice President and Chairman of the Southwestern Automated Clearinghouse Association Marketing Committee from 1975 to 1977. Mr. Denton was a Faculty member at Texas Tech University School of Banking from 1978 to 1979. Mr. Denton has a B.B.A. degree with a major in finance from Texas Tech University. Mr. Denton's term will expire in 1998.

     Kent B. Godfrey was elected President and Chief Executive Officer of Andromedia, Inc., a supplier of web activity analysis solutions, in 1996. Before joining Andromedia, from 1994 to 1995, Mr. Godfrey served as Vice President of Marketing/Strategic Planning for IA Corp., a computer systems integrator, and in 1992 he served in a similar role at Epoch Systems, a hierarchical data storage management company. From 1986 to 1991, Mr. Godfrey acted as a consultant on various projects for Sequent Computer Systems, Inc. From 1983 to 1986, Mr. Godfrey worked at Pyramid Technology, a manufacturer of UNIX-based computers, in the marketing organization. Mr. Godfrey holds a Master of Science degree in Economics from the London School of Economics, and is a graduate of Babson College, where he received a B.S. in Operations Research. Mr. Godfrey's term will expire in 1998.

     Joel R. Mesznik has been President of Mesco Ltd. since its inception in 1990. Mesco Ltd. is a financial advisory firm providing advisory services related to international financial transactions in a variety of industries. Mr. Mesznik was previously a managing director of Drexel Burnham Lambert from 1976 to 1986. Mr. Mesznik serves on the Board of Directors of Resource Asset Investment Trust, a real estate investment trust, as well as on the Board of Directors of several non-public companies. He holds a Master of Business Administration from Columbia University. Mr. Mesznik's term will expire in 1999.

     Kenneth L. Tepper has been President, Chief Executive Officer and a Director of USABancShares, Inc., a federal bank holding company, since March 1995, and since December 1995, has also been President and Chief Executive Officer of BankPhiladelphia, USABancShares' operating subsidiary. From January 1994 to November 1995, Mr. Tepper was Managing Director of Merchant BancShares, In., an investment banking firm specializing in community bank mergers and loan portfolio acquisitions. Mr. Tepper was previously a Director, Merchant Banking Division, for Tucker Federal Savings & Loan, a savings institution from November 1991 to December 1993. Mr. Tepper holds a Bachelor of Arts Degree from Emory

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University and a Juris Doctor Degree from the Villanova University School of
Law. Mr. Tepper's term will expire in 1999.

Forward Looking Statements

     The discussions in this release regarding the Company's plans and expectations with respect to revenues and profitability are forward-looking statements and actual results may materially differ. These statements involve risks and uncertainties that could cause actual results to materially differ, including the following: competitive factors, consumer demand for the Company's services, the Company's ability to execute its plans successfully and the factors set forth in the Company's filings with the SEC, including For 10-K for the year ended June 30, 1997.

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